Exhibit 5 to Form 8-K submitted on December 19, 1997


               MERGER AND REORGANIZATION AGREEMENT

           As Amended and Restated on October 3, 1997


     This Merger and Reorganization Agreement has been amended and restated as of October 3, 1997 (the "Restatement Date") by: ServiceMaster Incorporated of Delaware (which is incorporated in Delaware, will be renamed "The ServiceMaster Company" on or before the Reorganization Date as defined herein and is herein called the "Successor Parent Corporation"); ServiceMaster Limited Partnership, a Delaware limited partnership (the "Public Partnership"); The ServiceMaster Company Limited Partnership, a Delaware limited partnership (the "Principal Subsidiary Partnership"); ServiceMaster Management Corporation, a Delaware corporation (the "Management Corporation"); ServiceMaster Corporation, a Delaware corporation and a special general partner of the Public Partnership and NewSub B, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("NewSub B").

     WHEREAS: The limited partnership interest in the Public Partnership is currently represented by limited partner shares (the "Partnership Shares"). The Partnership Shares are publicly traded on the New York Stock Exchange. The Management Corporation serves as the managing general partner of the Public Partnership and the Principal Subsidiary Partnership and holds a 1% carried interest in each Partnership.

     WHEREAS: Each of the parties hereto (collectively, the "parties") desire to consummate on or about December 26, 1997 the merger specified in Part 1 of this Agreement (the "Reincorporating Merger"). The Reincorporating Merger will cause the Parent to take the place of the Public Partnership as the vehicle through which the public invests in businesses now owned directly or indirectly by the Public Partnership.

     WHEREAS: From its inception until the Restatement Date (i) Parent has been a wholly owned subsidiary of the Public Partnership and (ii) New Sub B has been a wholly owned subsidiary of the Parent and these relationships will continue until the consummation of the Reincorporating Merger.

     WHEREAS: ServiceMaster Corporation has never issued any of its common stock and accordingly does not own any equity interest in the Public Partnership. The only Voting Stock issued by ServiceMaster Corporation is the voting common stock which was issued to the Management Corporation for nominal consideration, and accordingly, ServiceMaster Corporation has always been a dormant wholly owned subsidiary of the Management Corporation.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             Part 1.

                   The Reincorporating Merger

     1.1  Entity Effect.

     (a) The Merger. At the Reincorporation Time (determined as prescribed in Section 1.3), in accordance with this Agreement and the provisions of the Delaware General Corporation Law (the "Delaware Corporation Law") and the Delaware Revised Uniform Limited Partnership Act (the "Delaware Partnership Act"), NewSub B shall merge with and into the Public Partnership, the separate existence of NewSub B shall cease and the Public Partnership shall survive the Merger.

     (b) General Partners. The Reincorporating Merger shall not cause any change in the Agreement of Limited Partnership governing the Public Partnership, in the identity of its general partners or in the nature of the interest of either the Management Corporation as the managing general partner or ServiceMaster Corporation as a special general partner.

     (c) Officers. No change shall be made by reason of the Reincorporating Merger in the officers of the Public Partnership. Accordingly, every person who was serving as an officer of the Public Partnership prior to the Consolidating Merger shall after the Consolidating Merger continue to hold the same officership position as he or she held prior to the Consolidating Merger.

     (d) Rights and Obligations. From and after the Reincorporation Time, the Public Partnership shall have and possess all rights and property of any kind which were had or possessed prior to the Reincorporation Time by any of the Public Partnership and NewSub B (collectively, the "Reincorporation Constituents") and, the Public Partnership shall be subject to all commitments, debts, duties and other contracts and obligations of any kind to which any of the Reincorporation Constituents were subject prior to the Reincorporation Time.

     1.2  Consummation of the Merger.

     (a) The parties shall cause the Reincorporating Merger to become effective on December 26, 1997 (which, unless it shall be changed as prescribed in Section 3.2, is herein called the "Reincorporation Date").

      (b) Not later than the Reincorporation Date, the Parent, the Public Partnership and NewSub B shall file a Certificate of Merger (the "Merger Certificate") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Corporation

          Law and the
          Delaware Partnership Act. The Reincorporating Merger shall be effective on the Merger Date at such time as is set forth in the Certificate of Merger relating thereto; provided that if no earlier time shall be established pursuant to the preceding provisions in this
          Section 1.2, the Reincorporating Merger shall become effective at 12:01 AM Delaware time on the Reincorporation Date. The time at which the Reincorporating Merger shall actually become effective and be consummated in Delaware is herein called the "Reincorporation Time."

     1.3  Conversion of Securities.  Upon  consummation  of the  Reincorporation
          Merger:

     (a) All of NewSub B's common stock issued and outstanding immediately prior to the Reincorporation Time shall automatically be converted into and become a number of Partnership Shares issued by the Public Partnership to the Successor Parent Corporation equal to the number of Partnership Shares outstanding immediately prior to the Reincorporation Time.

     (b) Every Partnership Share issued by the Public Partnership and outstanding immediately prior to the Reincorporation Time shall at the Reincorporation Time automatically be converted into and become one share of common stock issued by the Successor Parent Corporation. The term "Successor Parent Corporation Share" whenever it is used in this Agreement means a share of common stock issued or issuable by the Successor Parent Corporation.

     (c) Every Partnership Share issued by the Public Partnership but which is not outstanding immediately prior to the Reincorporating Time (i.e., treasury shares of the Public Partnership) shall at the Reincorporation Time automatically be converted into and become one share of common stock issued by the Successor Parent Corporation which is not outstanding (i.e., treasury shares of the Successor Parent Corporation).

     (d) Every option or other right to acquire Partnership Shares from the Public Partnership shall at the Reincorporation Time automatically be converted into the right to acquire the same number of Successor Parent Corporation Shares from the Successor Parent Corporation at the same price per share and subject to the same terms and conditions as previously governed the right to acquire Partnership Shares.

     (e) Each Parent Share issued in the Reincorporation Merger shall have associated with it one Right issued under The ServiceMaster Company Shareholders' Rights Plan in effect at the Reincorporation Time.

     (f) No change shall be made by reason of the Reincorporating Merger in either the Special General Partner interest in the Public Partnership (which shall continue to be held after the Reincorporating Merger by ServiceMaster Corporation).

     (g)  No change  shall be made by reason  of the  Reincorporating  Merger in
          Management   Corporation's   1%   carried   interest   in  the  Public
          Partnership.

     (h) As a result of the preceding actions, it is intended that immediately after the Reincorporating Merger:

          (1) The Successor Parent Corporation will own all Partnership Shares issued by the Public Partnership (representing 99% of the ownership interest in the Public Partnership) and the Management Corporation will own a 1% carried interest in the Public Partnership; and

          (2) The Successor Parent Corporation will be owned by the same shareholders who owned the Public Partnership prior to the Reincorporating Merger and each such shareholder shall immediately after the Merger own the same number of Successor Parent Corporation Shares as the number of Partnership Shares owned by that shareholder immediately prior to the Reincorporating Merger.

      1.4 Share Records. The share records maintained prior to the Reincorporation Time with respect to the Partnership Shares shall become the basis for the share records maintained for the Successor Parent Corporation Shares from and after the Reincorporation Time. Accordingly, each person who immediately prior to the Reincorporation Time shall have been a record holder of Partnership Shares shall at and after the Reincorporation Time automatically be deemed the record holder of the Successor Parent Corporation Shares into which those Partnership Shares shall have been converted in the Reincorporating Merger.

     1.5 Exchange of Share Certificates. Each certificate which prior to the Reincorporation Time represented Partnership Shares (an "Old Partnership Certificate") shall after the Reincorporation Time be deemed to represent the Successor Parent Corporation Shares into which those Partnership Shares were converted in the Reincorporating Merger. Upon each presentation of an Old Partnership Certificate to the transfer agent, whether or not presented for transfer, the transfer agent shall replace such certificate with a new certificate representing the Successor Parent Corporation Shares into which the Partnership Shares formerly represented by the Old Partnership Certificate were converted in the Reincorporating Merger. A shareholder shall be entitled to obtain this exchange of certificates upon request and it shall not be necessary to transfer the shares to a new record owner in order to have an Old Partnership Certificate replaced with a certificate which explicitly represents the Successor Parent corporation shares into which the Partnership Shares originally represented by the certificate shall have been concerned. If a Successor Parent Corporation Share certificate is to be issued in the name of a person other than the person in whose name the relevant Old Partnership Certificate was registered, it shall be a condition of the exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such Successor Parent Corporation Shares in the name of a person other than the registered owner of the Old Partnership Certificate surrendered, or shall establish to the satisfaction of the transfer agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the transfer agent nor any of the parties shall be liable to a holder of any Old Partnership Certificate for anything paid or surrendered to a public official pursuant to any applicable abandoned property, escheat or similar law. Parent shall make available to its exchange agent certificates to be used to represent Successor Parent Corporation Shares in sufficient quantities to accomplish the replacement of the Old Partnership Certificates as contemplated by this Section 1.5.


                             Part 2.

                    The Consolidating Mergers

     2.1 Entity Effect. At the  Consolidating  Time (determined as prescribed in
Section 2.2), in accordance with this Agreement and the provisions of the Delaware Corporation Law and the Delaware Partnership Act the following two mergers (the "Consolidating Mergers") shall occur simultaneously:

          (1) the Public Partnership shall merge with and into the Successor Parent Corporation, the separate existence of the Public Partnership shall cease and the Successor Parent Corporation shall survive the merger, and

          (2) the Principal Subsidiary Partnership shall merge with and into the Successor Parent Corporation, the separate existence of the Principal Subsidiary Partnership shall cease and the Successor Parent Corporation shall survive the merger.

     2.2 Consummation of the Consolidating Mergers. Prior to the Consolidation Time, the Successor Parent Corporation, the Public Partnership and the Principal Subsidiary Partnership shall file a Certificate of Merger (the "Consolidation Certificate") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with, the relevant provisions of the Delaware Corporation Law and the Delaware Partnership Act. The Consolidating Merger shall be effective at such time as is set forth in the Consolidation Certificate; provided that if no earlier time shall be established pursuant the preceding provisions in this Section 2.2, then the Consolidating Mergers shall become effective at 12:01 AM Delaware time on January 1, 1998. The time at which the Consolidating Mergers actually become effective and consummate in Delaware is herein called the "Consolidation Time."

     2.3 Transfer of Rights and Property. From and after the Consolidation Time, the Successor Parent Corporation shall have and possess all rights and property of any kind which were had or possessed prior to the Consolidation Time by any of the Successor Parent Corporation, the Public Partnership, and the Principal
Subsidiary   Partnership   (collectively,   the  "Consolidation

Constituents")
including but not limited to: ownership of partnership interests and stock in subsidiaries; real property; rights in the capacity of lessee; the rights to use the name "ServiceMaster" and all other trademarks, service marks and all other intellectual property rights; all personal property; all rights under existing contracts and commitments, arrangements and understandings of any kind; every claim of any kind which any of the Consolidation Constituents may have against any person or property whether or not known to anyone (including claims which arise in the future based in part on occurrences prior to any of the Mergers and in part on occurrences thereafter; claims or rights arising under tax laws or regulations or rulings; and all other rights or property which under the operation of the Delaware Corporation Law or the Delaware Partnership Act or other applicable statute, or regulation, or case law, or other governmental law, principal or requirement would pass to the Parent by reason of the Consolidating Mergers.

     2.4 Assumption of Obligations. From and after the Consolidation Time, the Successor Parent Corporation shall be subject to all commitments, debts, duties, liabilities and other contracts and obligations of any kind to which any of the Consolidation Constituents were subject prior to the Consolidation Time. Without limiting in any way by implication the generality of the preceding provisions, at the Consolidation Time:

     (a) The Successor Parent Corporation shall assume all outstanding 2007 and 2027 Notes outstanding under the Indenture dated as of August 15, 1997 and the First Supplemental Indenture to that Indenture also dated as of August 15, 1997 and shall assume all obligations of the Public Partnership and the Principal Subsidiary Partnership with respect to the 2007 Notes, the 2027 Notes, the First Supplemental Indenture and the Indenture.

     (b) The Successor Parent Corporation shall assume all obligations of the Principal Subsidiary Partnership under the private loan agreements listed in Exhibit A to this Agreement.

     2.5  Directors, Officers, Employees and Employee Benefit Plans

     (a)  No change shall be made by reason of the Consolidating
          Mergers in the directors or officers of the Successor
          Parent Corporation.  Accordingly:

           (1) Every person who was serving as a director of the Successor Parent Corporation prior to the Consolidating Merger shall after the Consolidating Merger continue to hold the same directorship position in the same class as he or she held prior to the Consolidating Merger and

          (2) Every person who held an officership position with any of the Consolidating Constituents prior to the Reincorporation shall after the Reincorporation hold the same officership position with the Successor Parent Corporation on exactly the same terms as applied to his or her officership position with the Consolidating Constituents prior to the Consolidation Time.

     (b) Every person who held an employment position with any of the Consolidating Constituents prior to the Reincorporation shall after the Reincorporation hold the same employment position with the Successor Parent Corporation on exactly the same terms as applied to his or her employment position with the Constituent prior to the Consolidation Time.

     (c) Neither the Reincorporating Merger, the Consolidating Mergers nor any other actions taken under or by reason of this Agreement or any of those Mergers shall be deemed to be a Compensable Takeover for purposes of the ServiceMaster Plan for Continuity of Employment.

     (d) The ServiceMaster Plan for Continuity of Employment shall terminate upon consummation of the Reincorporating Merger and no one shall have any rights or liabilities under or by reason of that Plan after the Reincorporation Time.

     (e) Upon consummation of the Reincorporating Merger, the Successor Parent Corporation shall have and be entitled to exercise all rights (herein called Call Rights") to purchase shares of any kind issued or issuable under programs provided to employees or directors of any present or former unit of the ServiceMaster enterprise including but not limited to: (i) call agreements made in connection with Stock Subscription and Purchase Agreements with various employees; (ii) call agreements made in connection with the issuance of Convertible Subordinated Debentures; (iii) first refusal rights and call rights existing under option agreements. The Successor Parent Corporation and the Public Partnership hereby agree and determine that the terms of each of the Call Rights shall be changed at the Reincorporation Time so that such Call Rights immediately after the Reincorporation Time shall entitle the Successor Parent Corporation to purchase a number of Successor Parent Corporation Shares equal to the number of Partnership Shares purchasable by the Public Partnership under such Call Rights immediately prior to the Reincorporation Time at a price per share equal to the price per share at which the Partnership Shares were purchasable with such Call Rights immediately prior to the Reincorporation Time.

     2.6  Elimination of Partnership Interests in the Public
Partnership

          At the Consolidation Time,--

          (1) the entire limited partnership interest in the Public Partnership (all of which shall have been owned by the Successor Parent Corporation immediately prior to the Consolidation Time) shall be terminated in exchange for the acquisition by the Successor Parent Corporation in the Consolidating Mergers of all assets and liabilities of the Public Partnership;

          (2) the 1% general partner interest in the Public Partnership held by the Management Corporation shall be terminated without right of any person to receive anything in exchange therefor except as provided in Section 2.8; and

          (3) all interest and rights held by ServiceMaster Corporation in the Public Partnership (including the rights and interest arising out of its interest as Special General Partner) shall terminate and no consideration shall be payable to ServiceMaster Corporation or anyone else by reason of the Consolidating Merger or by reason of any interest or involvement which ServiceMaster Corporation had with respect to the Public Partnership prior to the Consolidating Mergers.

     2.7  Elimination of Partnership Interests in the Principal
Subsidiary Partnership

          At the Consolidation Time, --

          (1) the entire limited partnership interest in the Principal Subsidiary Partnership (all of which shall have been owned by the Public Partnership immediately prior to the Consolidation Time) shall be terminated in exchange for the acquisition by the Successor Parent Corporation in the Consolidating Mergers of all assets and liabilities of the Principal Subsidiary Partnership (including all assets distributable to the successor Parent Corporation in its capacity as sole Residual Beneficiary of the ServiceMaster A Trust (as hereinafter defined));

          (2) the 1% general partner interest in the Principal Subsidiary Partnership held by the Management Corporation shall be terminated without right of any person to receive anything in exchange therefor except as provided in section 2.8; and

          (3) the special general partner interest in the Principal Subsidiary Partnership held by the ServiceMaster A Trust (as hereinafter defined) shall be terminated without right of any person to receive anything in exchange therefor except as provided in section 2.9.

     2.8 Successor Parent Corporation Assumption of Obligations in respect of the 1% General Partner Interests in each of the Public Partnership and the Principal Subsidiary Partnership.

     (a) The parties acknowledge that the partnership agreement for the Public Partnership provides that for any period in which the Public Partnership has Net Income (as defined in the partnership agreement), there shall be allocated to the Management Corporation's capital account, in respect of the 1% carried interest owned by the Management Corporation in the Public Partnership, the greater of (i) 1% of the Net Income for the period or (ii) 1% of the Public Partnership's GAAP Income for the period. The parties further acknowledge that the partnership agreement for the Principal Subsidiary Partnership contains a comparable provision in respect of the 1% carried interest owned by the Management Corporation in that partnership.

     (b) The parties agree that when the Net Income of the Public Partnership for the year 1997 has been determined and the audit of the Public Partnership's financial statements for 1997 has been completed an allocation of such Net Income as required by the provisions identified in paragraph (a) above shall be made to the Management Corporation and the allocation of the Principal Subsidiary Partnership's Net Income required by the provisions identified in paragraph (a) above shall be made to the Management Corporation.

     (c) The Successor Parent Corporation hereby agrees to make a cash payment to the Management Corporation on the same date that the Successor Parent Corporation makes its first dividend payment in the year 1998 to its stockholders. The amount of such cash payment shall be equal to the difference between (i) the total amount of income of the Public Partnership and the Principal Subsidiary Partnership allocable to the Management Corporation in respect of the year 1997 pursuant to the provisions identified in paragraph (a) above and
          (ii) the total amount of the cash distributions made to the Management Corporation by the Public Partnership and the Principal Subsidiary Partnership during the year 1997 excluding the amount of the cash distributions made on January 31, 1997. Such payment by the Successor Parent Corporation is intended to be, and shall be deemed to be, a payment made for and on behalf of the Public Partnership and the Principal Subsidiary Partnership, respectively, as a discharge of their obligation to distribute the amount of the income allocable to the Management Corporation's capital accounts for the year 1997 which shall not have been distributed prior to the consummation of the Consolidating Mergers. In no event shall such cash payment by the Successor

          Parent Corporation be
          considered as a dividend payment by the Successor
          Parent Corporation.

     2.9 Successor Parent Corporation Assumption of Obligations in respect of the ServiceMaster A Trust

     (a) The parties acknowledge that a Class T special general partner interest in the Principal Subsidiary Partnership is held by the trustee of the trust created by an Agreement of Trust dated January 1, 1993 and which is identified in that Agreement and in this Merger Agreement as the "ServiceMaster A Trust."

     (b) The parties agree that the Principal Subsidiary Partnership shall allocate to the ServiceMaster A Trust the amount of the Principal Subsidiary Partnership's Net Income for the year 1997 in the amount required by the Partnership Agreement governing the Principal Subsidiary Partnership.

     (c) The Successor Parent Corporation shall assume the obligation of the Principal Subsidiary Partnership to make a distribution to the trustee of the ServiceMaster A Trust in the amount required to enable the trustee to timely pay all federal and state income taxes of the A Trust for the year 1997. In lieu of making such a distribution, the Successor Parent Corporation make pay such taxes itself, for and on behalf of, and as agent for, the ServiceMaster A Trust. In any and all events, the Successor Parent Corporation shall assume all of the obligations of the Principal Subsidiary Partnership under the January 1, 1993 Trust Agreement to indemnifying the trustee of the ServiceMaster A Trust from liability for taxes and from all other claims specified in that Agreement.

     (d)  The Public Partnership hereby assigns to the Successor
          Parent Corporation the Public Partnership's rights as Remainder Beneficiary of the ServiceMaster A Trust. This assignment shall become effective immediately prior to the consummation of the Consolidating Mergers. The parties acknowledge that when this assignment becomes effective, the Successor Parent Corporation will be the sole remaining Remainder Beneficiary of the ServiceMaster A Trust and will be entitled to all distributions and rights prescribed for the Remainder Beneficiary in the applicable Agreement of Trust.

     (e) In light of the position of the Successor Parent Corporation as the sole remainder beneficiary of the ServiceMaster A Trust after the consummation of the Consolidating Mergers, nothing shall be distributable to the ServiceMaster A Trust by reason of the Consolidating Mergers or for any reason after the Consolidation Time.

     2.10No Special Write Up of Management Corporation's Capital Accounts. For purposes of determining Management Corporation's capital account balances under Sections 2.6 and 2.7, no adjustment in the capital account balances shall be made by reason of the Reincorporating Merger or the Consolidating Mergers, but rather such balances shall be determined in the same manner used to determine such balances the ordinary course as if none of those Mergers had occurred.

     2.11Quit Claim Assignments. Each of Management Corporation and ServiceMaster Corporation acknowledges (i) that it does not have any interest in or claim against either the Successor Parent Corporation or any entity in which the Successor Parent Corporation shall have a direct or indirect ownership interest immediately after the Consolidating Mergers and (ii) hereby assigns to the Successor Parent Corporation effective immediately prior to the consummation of the Consolidating Mergers any such claim or interest which may exist.

     2.12Indemnification.

     (a) The parties expressly intend that the Successor Parent Corporation shall after the Consolidation Time assume all liabilities of any kind for which the Management Corporation, ServiceMaster Corporation or the ServiceMaster A Trust or any other person who may have served at any time as a general partner of the Public Partnership or the Principal Subsidiary Partnership may have been (or may be) responsible by reason of their general partnership interests in the Public Partnership or the Principal Subsidiary Partnership or by reason of any action or failure to act with respect to either such Partnership and shall indemnify the Management Corporation, ServiceMaster Corporation, the ServiceMaster A Trust, and each former general partner completely against any claim alleging any such liability which may be asserted or arise after the Consolidation Time.

     (b) The parties agree that all rights to indemnification and expense reimbursement ("indemnification rights") now existing in favor of the present or former directors, officers or employees of ServiceMaster Corporation or either of the Partnerships as provided in the certificate of corporation, partnership agreements or similar documents of any of the foregoing as in effect on the date hereof or at any time hereafter with respect to any act or failure to act occurring prior to the Reincorporation Time shall survive the Mergers and shall continue in full force and effect with respect to any claim now pending or which shall be asserted at any time before or after the Reincorporation Time or the Consolidate Time which shall be covered by the indemnification rights and from and after the Reincorporation Time the Successor Parent Corporation shall assume full liability and responsibility for such indemnification rights and shall indemnify such individuals to the full extent they would have been entitled to indemnification from the entity which originally granted such indemnification rights.

     (c) Service by any individual as a director of Management Corporation or ServiceMaster Corporation or as an officer of Management Corporation, ServiceMaster Corporation, the Public Partnership or the Principal Subsidiary Partnership shall entitle such individual to indemnification under the indemnification provisions in the Successor Parent Corporation's Certificate of Incorporation to the same extent as if such individual had held the director or officership position with the Successor Parent Corporation the times at which the acts or failures to act occurred which shall give rise to the indemnification claim.


                             Part 3.

                Amendment and Restatement Process

     3.1 Original Version. The parties acknowledge that:

          (1) The original version of this Agreement (the "Original Version") was entered into as of December 10, 1991.

          (2) The Original Version was approved by the Board of Directors of Management Corporation, ServiceMaster Corporation and NewSub B prior to the execution of the Original Version.

          (3) The record holders of more than a majority of the Partnership Shares issued by the Public Partnership and outstanding on the relevant record date authorized the Reincorporating Merger at a meeting duly called and held on January 13, 1992 (the "1992 Shareholder Approval Meeting").

     3.2 Reincorporation Date. The parties acknowledge and affirm that:

          (1) The Original Version scheduled the Reincorporating Merger for December 31, 1997. In connection with the rescheduling of the Reincorporating Merger in this Amended and Restated Merger and
               Reorganization Agreement for December 26, 1997, the Board determined that the advantages to the Public Partnership and the holders of a majority of its outstanding Partnership Shares of rescheduling the Reincorporating Merger for December 26, 1997 outweigh the disadvantages to those same persons.

          (2) This amendment and restatement has been authorized by the Board of Directors of the Managing General Partner of the Public Partnership and the Board of Directors of ServiceMaster Corporation. In connection with its authorization, each of those boards determined that: (i) this amendment and restatement is not materially disadvantageous to the holders of at least a majority
               of the outstanding Partnership Shares; (ii) since no common stock has been issued by ServiceMaster Corporation, this amendment and restatement is not materially disadvantageous to any holders of common stock issued by ServiceMaster Corporation; and (iii) no approval is required by the holders of the outstanding Partnership Shares is required to authorize the Public Partnership to execute this amended and restated agreement or to make this amended and restated agreement valid, binding and enforceable against the parties hereto in accordance with its terms.

          (3) This amendment and restatement has been duly authorized by the Board of Directors of the Successor Parent Corporation and by the Board of Directors of NewSub B.

          (4) This amendment and restatement is hereby approved by the Public Partnership in its capacity as sole shareholder of Parent, by the Successor Parent Corporation in its capacity as sole shareholder of NewSub B, and by Management Corporation in its capacity as the holder of all Voting Stock issued by ServiceMaster Corporation.

          (5) This amendment and restatement has been duly executed and delivered by each of the parties hereto and constitutes the valid and binding agreement of each such party which is enforceable against such party in accordance with its terms.

     3.3 No Other Shareholder Vote Required. It is the express intention of the parties to this Agreement that no vote by the holders of Partnership Shares shall be required in connection with the Mergers and related transactions to be undertaken under or by reason of this Agreement (collectively the "Merger Transactions") other than the vote by the holders of the Partnership Shares to approve the Reincorporating Merger which occurred on January 13, 1992. No subsequent vote by the holders of any capital stock which may hereafter be issued by the Successor Parent Corporation shall be required as a condition, precedent to any of the Mergers authorized by this Agreement and holders of Partnership Shares or any capital stock which may at any time hereafter be issued by the Successor Parent Corporation shall not have any appraisal or similar rights in connection with any of the Merger Transactions. All of the following issued after the record date for the 1992 Shareholder Approval Meeting shall be issued subject to the terms prescribed in the preceding provisions of this Section 3.3 and shall be deemed to be inherent terms of all of the following: all Partnership Shares and other securities of any kind issued by the Public Partnership and all capital stock issued by the Successor Parent Corporation.

                             Part 4.

                            Amendment

     4. Basic Requirement. This Agreement may be amended in any respect without any consent or approval of any of the holders of Partnership Shares or any other securities at any time issued by any of the parties to this Agreement, provided that (i) the Board of Directors of the Public Partnership's Managing General Partner determines in its sole discretion that the amendment would not be materially disadvantageous to the holders of a majority of the Partnership Shares then outstanding and (ii) if the amendment incorporates an acceleration of the Reincorporation Date to earlier than December 26, the Board shall make the additional findings required by Section 4.2.

     4.2 Acceleration of the Reincorporation Date. The Board of Directors of the Public Partnership's Managing General Partner shall have the right to accelerate the Reincorporation Date to a date determined by the Board earlier than December 26, 1997, if either (i) changes in the tax law or other developments cause more than 51% of ServiceMaster's income to become subject to Federal corporate income tax prior to 1998 (provided that the Reincorporation Date may only be accelerated under this clause (i) to a time not earlier than 30 days prior to the year in which such condition would arise) or (ii) the Board in its sole discretion shall determine that the advantages to the Public Partnership and the holders of a majority of the then outstanding Partnership Shares of accelerating the Reincorporation Date to the date determined by the Board outweigh the disadvantages to those same persons.

     4.3 Abandonment. This Agreement may be terminated and all or any one or more of the Merger Transactions may be abandoned for any reason by a resolution adopted by the Board of Directors of the Managing General Partner of the Public Partnership at any time prior to the consummation of the Reincorporating Merger notwithstanding the approval of the Reincorporating Merger by the holders of Partnership Shares.

     4.4 Transfer of Responsibility to the Parent Board. After the Reincorporation Time, the Board of Directors of the Successor Parent Corporation shall have the authority assigned under this Agreement to the Board of Directors of the Managing General Partner of the Public Partnership.

     4.5 No Liability For Changes. In no event shall any of the parties, any of their directors or officers, any of their existing or former partners, or any other person be liable by reason of any of the following which the Board of Directors of the Managing General Partner of the Public Partnership of the Board of Directors of the Successor Parent Corporation shall in good faith determine to be authorized by this Agreement: (i) any acceleration of the Reincorporation Date; (ii) any amendment, abandonment or termination of this Agreement; or (iii) any failure to amend, terminate or abandon this Agreement.

                             Part 5.

                          Miscellaneous

     5.1 Follow Through Actions. If, at any time after the Consolidation Time, any further action is necessary or desirable to carry out any purpose of this Agreement or to vest the Successor Parent Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either of the Partnerships or the ServiceMaster A Trust, any of the officers of the Successor Parent Corporation are fully authorized in the name of any or all of the parties or otherwise to take any such action as such officer deems necessary or desirable.

     5.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter thereof. Without limiting by implication the generality of the preceding sentence, this amended and restated version of this Agreement supersedes and replaces the Original Version of this Agreement.

     5.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

     5.4   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     5.6 Severability. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this agreement.

     5.7 Notices. All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, to the other party c/o ServiceMaster Limited Partnership (prior to the Reincorporating Merger) or Successor Parent Corporation (after the Reincorporating Merger) at One ServiceMaster Way, Downers Grove, Illinois 60515, Attention: General Counsel.

     5.8 Expenses. Except as may otherwise be provided herein, the Public Partnership will bear all of the costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     The parties have executed this agreement at the place provided below to evidence their agreement to be bound by all of its terms.

SERVICEMASTER LIMITED PARTNERSHIP

By ServiceMaster Management Corporation
     (general partner)

By:  /s/ Carlos H. Cantu
     Its: President and Chief Executive Officer

THE SERVICEMASTER COMPANY LIMITED PARTNERSHIP

By ServiceMaster Management Corporation
     (general partner

By:  /s/ Carlos H. Cantu
     Its: President and Chief Executive Officer


SERVICEMASTER INCORPORATED OF DELAWARE
(to be renamed "The ServiceMaster Company" prior to the Reincorporating Merger)

By:  /s/ Vernon T. Squires
     Its: Vice President

SERVICEMASTER MANAGEMENT
CORPORATION

By:  /s/ Carlos H. Cantu
     Its: President and Chief Executive Officer


SERVICEMASTER CORPORATION

By:  /s/ Vernon T. Squires
     Its: Vice President

NEWSUB B, INC.

By:  /s/ Vernon T. Squires
     Its: Vice President


                       Consent by NewSub A

     NewSub A, Inc. (a Delaware Corporation) hereby: acknowledge that it is a party to the Original Version of this Agreement; that the amendment and restatement of this Agreement have eliminated the role contemplated for NewSub A by the Original Version; approves this Amended and Restated Agreement; and waives and releases any rights it may have had under or by reason of the Original Version and any other rights it may have against any of the parties.

                                 NEWSUB A, INC.

                                 By:  /s/ Vernon T. Squires
                                      Its: Vice President

                            EXHIBIT A

                Specified Assumed Loan Agreements


1. $750 million Five-Year Credit Agreement dated as of April 1, 1997 among the Company, the Lenders party thereto, The First National Bank of Chicago as Administrative Agent and Morgan Guaranty Trust Company of New York as Documentation Agent.

2. $250 million 364-Day Credit Agreement dated as of April 1, 1997 among the Company, the Lenders party thereto, The First National Bank of Chicago as Administrative Agent and Morgan Guaranty Trust Company of New York as Documentation Agent.

3. Note Agreements dated as of September 15, 1988, as amended through Third Amendments thereto dated as of July 15, 1996 (relating to the Company's $45 million, 10.57% Senior Notes, Series A, due October 1, 2000).

4. Exchange Agreements dated as of August 1, 1990, as amended through Third Amendments thereto dated as of July 15, 1996, and related Guaranty Agreements dated as of August 1, 1990, as amended through Third Amendments thereto dated as of July 15, 1996 (relating to the $55 million, 10.8125% Senior Notes, due October 1, 2002, of American Home Shield Corporation (as successor by merger to SVM Holding Corp.) and guaranteed by the Company).

5. Note Agreements dated as of April 1, 1992, as amended through Second Amendments thereto dated as of July 15, 1996 (relating to the Company's $50 million, 8.38% Senior Notes, due July 15, 2001).

6. Note  Agreements  dated as of  October  1, 1992,  as  amended  through  First
Amendments thereto dated as of July 15, 1996 (relating to the Company's $75 million, 7.47% Senior Notes, due October 9, 1997).

7. Note  Agreements  dated as of January  15,  1994,  as amended  through  First
Amendments thereto dated as of July 15, 1996 (relating to the Company's $70 million, 6.65% Senior Notes, due January 31, 2004).

8. Note Agreements dated as of July 16, 1996, as amended through First Amendments thereto dated as of March 1, 1997 (relating to the Company's $100 million, 7.40% Senior Notes, Series A, due July 16, 2006, and the Company's $25 million, 7.40% Senior Notes, Series B, due September 26, 2006).